March 29, 2000




Kelvyn H. Cullimore, Sr.
2249 Emerald Court
Salt Lake City, Utah  84121

RE:  Termination of Salary Continuation Agreement

Dear Kelvyn:

As you are aware, you entered into a Salary Continuation Agreement with Dynatronics Corporation (the "Company") on July 5, 1989 (the "Salary Agreement"). The Salary Agreement was intended to provide your heirs with continued payment of a portion of your salary as an employee of the Company should you pass away prior to your 65th birthday. In addition, the Salary Agreement included a retirement benefit commencing with the second month following your 65th birthday.

We have agreed that the Salary Agreement should be terminated. This letter sets forth our mutual agreement concerning the termination of the Salary Agreement and is referred to hereafter as the "Termination Agreement."

Upon your acceptance of this Termination Agreement, the Salary Agreement shall be terminated and shall be of no further effect. You will have no further claims under the Salary Agreement and the Company will have no further obligation to you under the Salary Agreement.

This Termination Agreement is entered into in consideration of the following:

    Cash payment of $481,894 as follows: $200,000 upon execution of this Termination Agreement and the balance within 15 days following the execution of this Termination Agreement;

By accepting the Company's agreement to make the payments required under this Termination Agreement, you waive any and all claims for any additional payments under the Salary Agreement or any policy or policies of insurance obtained under the Salary Agreement. This Termination Agreement is not an agreement relating to termination of your employment or any other rights you may have as an employee of the Company not expressly modified or addressed by this Termination Agreement.

You agree to bear all responsibility for payment of personal income taxes associated with this settlement.

This Termination Agreement will be interpreted in accordance with Utah law. It may be modified only in writing signed by both the Company's authorized representative and you. No waiver of any provision of this Termination Agreement will be effective unless it is in writing and signed by the party against whom it is to be enforced. This Termination Agreement represents the entire agreement between you and the Company concerning the Salary Agreement and its termination and it supercedes all other agreements.

If you are willing to accept this arrangement, please sign below and return one signed copy of this letter to me. Payment of the first amounts owing under this Termination Agreement will be made upon receipt of your signed copy.

Very truly yours,

DYNATRONICS CORPORATION



By:     /s/ Kelvyn H. Cullimore, Jr.
        ----------------------------
        Kelvyn H. Cullimore, Jr.

Its:    President and Chief Executive Officer



Agreed: /s/ Kelvyn H. Cullimore, Sr.
        ----------------------------
        Kelvyn H. Cullimore, Sr.